SCHEDULE 14A
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Media & Entertainment Holdings, Inc.
(Name of Registrant Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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MEDIA & ENTERTAINMENT HOLDINGS, INC.
RECIVES NOTICE FROM NYSE ALTERNEXT US LLC

For Immediate Release

NEW YORK, NY -- May 15, 2009 -- Media & Entertainment Holdings, Inc. (the “Company”) announced that it has received notice from the NYSE Alternext US LLC, which was formerly known as the American Stock Exchange (the “Exchange”), indicating that the Company has until August 11, 2009 to be in compliance with Section 704 of the Exchange’s Company Guide.

As previously announced, the Company had on February 14, 2009 received a notice that it is below one of the continued listing standards of the Exchange since the Company has not yet held its 2008 annual meeting of stockholders as set forth in Section 704 of the Exchange’s Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange by March 10, 2009 that demonstrated the Company’s ability to regain compliance with Section 704 of the Company Guide by March 10, 2009.  On March 5, 2009, the Company submitted its plan to the Exchange.  On May 4, 2009, the Exchange notified the Company that the Exchange had accepted the Company’s plan of compliance and granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by the Exchange’s staff during the extension period.  In the event the Company does not liquidate and dissolve prior to such date, failure to make progress consistent with the plan or to regain compliance with continued listing standards could result in the Company being de-listed from the Exchange.  The Company has filed a definitive proxy statement for a special meeting of its stockholders to approve its liquidation and dissolution.  The meeting is scheduled to be held on Thursday, June 11, 2009.

Media Contact:                     Robert Clauser
Media & Entertainment Holdings, Inc.
(212) 551-1498